Exhibit 5.5

RICHARD A. CUTLER

KENT R. CUTLER

BRIAN J. DONAHOE *#

STEVEN J. SARBACKER

JAYNA M. VOSS

MICHAEL D. BORNITZ ‡

TRENT A. SWANSON *

RYAN J. TAYLOR °

KIMBERLY R. WASSINK

MEREDITH A. MOORE

NATHAN S. SCHOEN *#‡

NICHOLE J. MOHNING %

BOBBI L. THURY *#

JEAN BROCKMUELLER, CPA (Inactive)

BUSINESS MANAGER

*Also licensed to practice in Minnesota

#Also licensed to practice in Iowa

‡Also licensed to practice in Nebraska

%Also licensed to practice in Kansas

°Also licensed as a Certified Public Accountant (Inactive)

DANIEL J. DOYLE ALEX S. HALBACH * JOSEPH M. DYLLA ROBERT D. TRZYNKA ERIC E. ERICKSON JOSEPH P. HOGUE °	June 18, 2014

WideOpenWest Finance, LLC

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

Re:  Opinion of Counsel for South Dakota Guarantors

Ladies and Gentlemen:

We have acted as counsel to Knology Community Telephone, Inc., a South Dakota corporation, Black Hills Fiber Systems, Inc., a South Dakota corporation, Knology of the Plains, Inc., a South Dakota corporation, and Knology of the Black Hills, LLC, a South Dakota limited liability company (each a “South Dakota Local Guarantor” and collectively, the “South Dakota Local Guarantors”), in connection with the registration of the Guarantees (as such term is hereinafter defined) previously executed by the South Dakota Local Guarantors pursuant to the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) initially filed by WideOpenWest Finance, LLC, a Delaware limited liability company (“WOW Finance”), and WideOpenWest Capital Corp., a Delaware corporation (together with WOW Finance, the “Issuers”) and each of the guarantors listed on Schedule A hereto, (collectively, the “Note Guarantors”), on June 18, 2014 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the proposed offer by the Issuers to exchange up to $100,000,000 aggregate principal amount of the Issuers’ outstanding unregistered 10.250% Senior Notes due 2019 (the “Old Notes”) guaranteed by the Note Guarantors for a like principal amount of the Issuers’ 10.250% Senior Notes due 2019 registered under the Securities Act (the “New Notes”), also guaranteed by the Note Guarantors (the “Guarantees).  The Old Notes and the Guarantees have been, and the New Notes will be, issued pursuant to an Indenture, dated as of July 17, 2012 (the “Indenture”), by and among the Issuers, the Note Guarantors and Wilmington Trust, National Association, as Trustee (the “Trustee”).

In rendering this opinion, we have reviewed copies of the following documents each dated, or dated as of, the date hereof (unless otherwise noted):

a.              the form of the New Notes;

b.              the form of the Guarantees executed by the South Dakota Local Guarantors;

c.               the Indenture;

d.              the Registration Statement;

e.               the certificates of incorporation, certificates of organization, bylaws, operating agreement, and other similar documents, instruments, certificates, and agreements of corporate or limited liability company governance of the South Dakota Local Guarantors; and

f.                the authorizing resolutions of the boards of directors or managers, as applicable, of the South Dakota Local Guarantors with respect to the issuance of the Guarantees.

The documents referred to above in items a. through f. are hereinafter collectively referred to as the “Transaction Documents”.  We have also examined such other certificates, documents, instruments and opinions, and have made such other inquiries with respect to South Dakota Local Guarantors as we have deemed necessary or appropriate for the purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon certificates of the South Dakota Local Guarantors and governmental entities.  We have made no independent inquiry into the accuracy of such certificates.

In addition, we have assumed the legal capacity of all natural persons executing the Transaction Documents and the aforementioned certificates and statements, the genuineness of all signatures thereon, the authority of all persons signing the Transaction Documents on behalf of all parties thereto, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies submitted to us as facsimiles, photocopies or conformed copies, that each document we have reviewed is accurate and complete and that the Transaction Documents here constitute the legal, valid and binding agreement of the parties thereto (other than the South Dakota Local Guarantors) and are enforceable against each such party in accordance with their respective terms.

We express no opinion with respect to the effect of any law other than the law of the State of South Dakota (the “State”).  Insofar as the opinions expressed in this opinion letter relate to or are governed by the laws of any jurisdiction other than the State, we have relied upon the opinion of Honigman Miller Schwartz and Cohn, LLP, dated of even date herewith and delivered to you in conjunction with the Transaction Documents.  We have relied upon the information contained therein without investigation or analysis, we express no opinion with respect to those matters or the laws of any jurisdiction other than the laws of the State.

Based upon the foregoing, and subject to the other qualifications, exceptions and limitations stated herein, we are of the opinion that:

1.              Due Incorporation.  Each of the South Dakota Local Guarantors is validly existing and in good standing as a corporation or limited liability company (as the case may be) under the laws of the State of South Dakota.

2.              Power and Authority.  Each of the South Dakota Local Guarantors has the requisite corporate or limited liability company (as the case may be) power to create its obligations under the applicable Guarantees to which it is a party.

3.              Due Authorization, Execution and Delivery.  Each of the South Dakota Local Guarantors has taken the necessary steps to authorize its entering into the obligations required of it under the Guarantees to which it is a party under the laws of the State of South Dakota.

in each case, except as limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity), and to limitations on availability of equitable relief, including specific performance.

We assume no obligation to supplement this opinion if any law of the State changes after the date of this opinion, or if we become aware of any fact that might change an opinion expressed herein after the date of this opinion.  Our opinions are limited to the specific issues addressed, and we render no opinion as to what other facts or circumstances might subsequently arise or what other actions or omissions might hereafter be taken by you, the South Dakota Local Guarantors, or any third party that, if so arising or so taken, would affect any of the opinions rendered hereby.

The opinions herein related to the guarantees of the South Dakota Local Guarantors are further subject to the effect of rules or law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the South Dakota Local Guarantors (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuers or the South Dakota Local Guarantors, which is substantially and materially different from that presently contemplated by the Indenture.

We have further assumed that at or prior to the authentication and delivery of the Guarantees by the South Dakota Local Guarantors, the South Dakota Local Guarantors’ authorization of the Guarantees, and the form thereof, will not have been modified or rescinded, and there will not have occurred any change in law affecting the New Notes or the Guarantees, including their authorization, authentication, execution, delivery, or validity.

The opinion expressed herein is based only on laws in effect as of this date, and in all respects is subject to and may be limited by future legislation as well as future case law.  This opinion may be relied upon by Honigman Miller Schwartz and Cohn LLP, in its capacity as legal counsel for the Issuers in connection with the filing of the Registration Statement.  This opinion may be filed with the appropriate regulatory authorities in connection with the filing of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein.

Very truly yours,

CUTLER & DONAHOE, LLP

Schedule A

Note Guarantors

Exact name of guarantor as specified in its organizational document	State or other jurisdiction of incorporation or organization

WideOpenWest Networks, LLC	Delaware
WideOpenWest Michigan, LLC	Delaware
WideOpenWest Ohio, LLC	Delaware
WideOpenWest Illinois, LLC	Delaware
WideOpenWest Cleveland LLC	Delaware
Sigecom, LLC	Indiana
WideOpenWest Mid-Michigan Holdings, LLC	Delaware
WideOpenWest Mid-Michigan, LLC	Delaware
Kite Parent Corp.	Delaware
Knology, Inc.	Delaware
Knology of Montgomery, Inc.	Alabama
Knology Total Communications, Inc.	Alabama
Knology of the Wiregrass, Inc.	Alabama
Wiregrass Telcom, Inc.	Alabama
Communications One, Inc.	Alabama
Valley Telephone Co., LLC	Alabama
Knology Broadband, Inc.	Delaware
Knology Data Center Services, Inc.	Delaware
Knology of Central Florida, Inc.	Delaware
Knology Provider Solutions Group, Inc.	Delaware
Knology of Alabama, Inc.	Delaware
Knology of Augusta, Inc.	Delaware
Knology of Charleston, Inc.	Delaware
Knology of Columbus, Inc.	Delaware
Knology of Georgia, Inc.	Delaware
Knology of Huntsville, Inc.	Delaware
Knology of Kentucky, Inc.	Delaware
Knology of Knoxville, Inc.	Delaware
Knology of Nashville, Inc.	Delaware
Knology of South Carolina, Inc.	Delaware
Knology of South Dakota, Inc.	Delaware
Knology of Tennessee, Inc.	Delaware
Knology of Kansas, Inc.	Delaware
ITC Globe, Inc.	Delaware
Knology of Florida, LLC	Delaware
BHFC Publishing, LLC	Delaware
Globe Telecommunications, Inc.	Georgia

Exact name of guarantor as specified in its organizational document	State or other jurisdiction of incorporation or organization
Knology of the Valley, Inc.	Georgia
Knology Community Telephone, Inc.	South Dakota
Black Hills Fiber Systems, Inc.	South Dakota
Knology of the Plains, Inc.	South Dakota
Knology of the Black Hills, LLC	South Dakota
WOW Business Services, LLC	Delaware